UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 26, 2015

Zonzia Media, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	002-75313	84-0871427
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

74 N. Pecos Road, Suite D, Henderson, NV	89074
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (702) 463-8528

N/A

(Former Name or Address, Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Description of Channel Distribution Agreement with simplyME

On February 9, 2015, Zonzia Media, Inc. (the “Company”) entered into a Channel Distribution Agreement with simplyME Distribution (“simplyME”), whereby simplyME agreed to transmit or otherwise distribute the Company’s content to end users across cable, satellite, IPTV, Internet, mobile and television platforms. Under this agreement, simplyMe will use its contracts with providers to place the Company’s content across on-demand platforms which include: Verizon FiOS, Verizon Wireless, DISH Network, DISH Hopper, Comcast, XBOX and a sub-channel to be named by the Company. In exchange for these distribution services, the Company agreed to pay simplyME a distribution fee due 30 days before launch, with an ongoing monthly fee. The parties agreed to split evenly advertising revenue under the agreement. The agreement has an initial term of two years and may be renewed thereafter. With the announcement described under Item 8.01 below, the Company expects that it will begin to earn revenue and incur expenses under the agreement during the third quarter of 2015, and according, has included the material terms of the distribution agreement in this report.

Item 8.01 Other Events.

On June 26, 2015, the Company issued a press release, announcing that it is teaming up with simplyME Distribution to provide its programming, which is supported by national branded advertisers, to cable households through cable television providers Comcast, Dish Network and Verizon FiOS. The Company also announced in the press release that it has significantly expanded its cable reach from 10 million cable households to 27.5 million cable households. A copy of the press release is attached hereto as Exhibit 99.1. For a more detailed description of the Company’s agreement with simplyMe, please see the disclosure under Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits

The following is filed as an exhibit to this Current Report on Form 8-K.

Exhibit No.	Description
99.1	Press release issued by the Company on June 26, 2015

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zonzia Media, Inc.

Date: June 26, 2016	By:	/s/ Myles A. Pressey III
Name: Myles A. Pressey III Title: Chairman of the Board of Directors

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press release issued by the Company on June 26, 2015